Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Media Contacts:

Sabina Haskell

802.658.7351

shaskell@fairpoint.com

Investor Relations:

Lee Newitt

704.344.8150

lnewitt@fairpoint.com

FairPoint to Extend Broadband in 53 Vermont Towns

Broadband to reach unserved neighborhoods across Vermont

SOUTH BURLINGTON, Vt. (July 23, 2012) – FairPoint Communications announced today it is planning to expand broadband Internet in 53 towns across Vermont – in unserved neighborhoods from Troy to Halifax as well as dozens of other towns across the Green Mountain State.

In all, multiple neighborhoods in 53 towns will see this new high-speed access. These towns include: Albany, Barnard, Barnet, Belvidere, Bethel, Bloomfield, Bradford, Braintree, Brookfield, Burke, Chelsea, Glastenbury, Granby, Groton, Guildhall, Halifax, Hancock, Hardwick, Irasburg, Lemington, Lowell, Maidstone, Montgomery, Newark, Newfane, Newport Town, Pomfret, Pownal, Putney, Randolph, Reading, Rochester, Royalton, Rupert, Sandgate, Shaftsbury, Sharon, Sheffield, Stockbridge, Strafford, Stratton, Townshend, Troy, Tunbridge, Victory, Walden, Wardsboro, West Windsor, Westfield, Westminster, Whitingham, Wolcott and Woodbury.

“This is another crucial step in getting fast reliable broadband to all Vermonters,” said Mike Smith, Vermont state president for FairPoint. “With this latest project, FairPoint will have invested almost $100 million for broadband across Vermont since 2008. That’s unprecedented.”

FairPoint will leverage $2 million from the Federal Communications Commission’s Connect America Fund, or CAF, established last year with the sole purpose to accelerate broadband buildout to the 18 million Americans living in rural areas who currently have no access to robust broadband services.

This initiative will bring broadband to approximately 7,100 locations of which more than 2,600 will qualify for CAF funding.

In addition to the Vermont expansion, the CAF funding will enable FairPoint to add broadband coverage in South China, Maine.

The project buildout will span three years with about a third of the communities coming online each year.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 18 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com. You can also connect with FairPoint on Twitter (http://www.twitter.com/myfairpoint) and Facebook (http://www.facebook.com/myfairpoint).

###